UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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KURA SUSHI USA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 12, 2023

To Our Stockholders:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Kura Sushi USA, Inc. (the “Company”) at the offices of the Company at 17461 Derian Avenue, Suite 200, Irvine, CA 92614 on January 25, 2024, at 10:00 a.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain stockholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record at the close of business on November 29, 2023. At the same time, we provided those stockholders with access to our online proxy materials and filed our proxy materials with the SEC. We believe furnishing proxy materials to our stockholders on the Internet will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you have received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares during the Annual Meeting.

Your continued support of our Company is greatly appreciated.

Sincerely,

Hajime Uba
President and Chief Executive Officer

KURA SUSHI USA, INC.

17461 DERIAN AVENUE, SUITE 200

IRVINE, CALIFORNIA 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Kura Sushi USA, Inc. will be held at the offices of the Company at 17461 Derian Avenue, Suite 200, Irvine, California, on January 25, 2024, at 10:00 a.m., Pacific Time.

The purposes of the meeting are:

1. To elect the five directors named in the Proxy Statement, each to serve until the 2025 Annual Meeting of Stockholders of Kura Sushi USA, Inc. and until his or her successor shall have been duly chosen and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending on August 31, 2024; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement hereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on November 29, 2023 are entitled to notice of, and to vote at the Annual Meeting and any subsequent adjournments or postponements. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our offices. If you would like to inspect the list, please contact our Corporate Secretary at our corporate headquarters at 17461 Derian Avenue, Suite 200, Irvine, California 92614, telephone number 657-333-4100, to arrange a visit to our offices. Beginning on or about December 12, 2023, we will send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) with instructions on how to access our proxy materials over the Internet and how to vote. The Notice contains instructions on how to access the Proxy Statement, our fiscal year 2023 Annual Report on Form 10-K and the form of proxy on the Internet, as well as instructions on how to request a paper copy of the proxy materials.

It is important that your common stock be represented at the Annual Meeting whether or not you are personally able to attend. Our proxy tabulator, Broadridge Financial Solutions, Inc., must receive your proxy card no later than 11:59 p.m., Eastern Time on January 24, 2024.

By Order of the Board of Directors,

Jeffrey Uttz
Chief Financial Officer

Irvine, California

December 12, 2023

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JANUARY 25, 2024: THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT www.proxyvote.com.

KURA SUSHI USA, INC.

Proxy Statement

For the Annual Meeting of

Stockholders To Be Held on January 25, 2024

KURA SUSHI USA, INC.

17461 DERIAN AVENUE, SUITE 200

IRVINE, CALIFORNIA 92614

PROXY STATEMENT

THE MEETING

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Kura Sushi USA, Inc., a Delaware corporation (the “Company”), for use at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the Company at 17461 Derian Avenue, Suite 200, Irvine, CA 92614 on January 25, 2024, at 10:00 a.m., Pacific Time. The Notice of Internet Availability of Proxy Materials was first furnished to stockholders on or about December 12, 2023. An Annual Report on Form 10-K for the year ended August 31, 2023 (“Annual Report”) is enclosed with this Proxy Statement. An electronic copy of this Proxy Statement and Annual Report are available at www.proxyvote.com.

Voting Rights, Quorum and Required Vote

Only holders of record of our Class A and Class B common stock at the close of business on November 29, 2023, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on November 29, 2023, we had 11,155,349 shares of common stock outstanding and entitled to vote, of which 10,155,299 shares were Class A common stock and 1,000,050 shares were Class B common stock. On all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to ten votes per share. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters described in this Proxy Statement.

A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business; provided that, where a separate vote by a class or series is required, the holders of a majority in voting power of all issued and outstanding stock of such class or series entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

For Proposal No. 1—Election of Directors, directors will be elected by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. With respect to each director nominee, abstentions and broker non-votes will count the same as votes against the election of such director nominee.

For Proposal No. 2—Ratification of the Company’s independent registered public accounting firm, the proposal will be approved by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. With respect to this proposal, there will not be broker non-votes and abstentions will count the same as votes against the approval of this proposal.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting or vote by completing, dating and signing the accompanying proxy and promptly returning it in the enclosed envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the directors, as a vote “for” election of each of the nominees presented by the Board.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you do not provide voting instructions to your broker in advance of the Annual Meeting, Nasdaq Stock Market rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” Among the proposals to be voted on at the Annual Meeting, Proposal No. 2 is deemed “routine.” Proposal No. 1 is not a “routine” proposal.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholders.

Expenses of Solicitation

The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. Eastern Time (ET) on January 24, 2024, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person electronically. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so by notifying us by telephone at (657) 333-4100, by email at investor@kurausa.com, or by mail at Kura Sushi USA, Inc. at 17461 Derian Avenue, Suite 200, Irvine, California 92614, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us by telephone or in writing at the same telephone number, email address, or address. Stockholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

Beginning on or about December 12, 2023, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials, you may notify us by telephone, email or mail at the telephone number, email address and mailing address provided above.

Explanatory Note

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we will not be required to provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or obtain stockholder approval of any golden parachute payments not previously approved. In addition, because we are an emerging growth company, we are not required to include a Compensation Discussion and Analysis section in our proxy statements and we may comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies. We have elected to include a Compensation Discussion and Analysis section in this Proxy Statement.

We could be an emerging growth company for up to five years from August 5, 2019, the completion of our initial public offering (“IPO”), or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur at the end of the fiscal year during which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. Under Section 107(b) of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is presently comprised of five members. These directors are elected by the stockholders at each annual meeting to serve until the next annual meeting following their election. The Company’s current Board of Directors consists of Shintaro Asako, Kim Ellis, Seitaro Ishii, Carin L. Stutz and Hajime Uba, each of whom will stand for re-election at the Annual Meeting.

Each of the nominees for election is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the next annual meeting and until his or her successor shall have been duly chosen and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. If any of the nominees are unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board.

The names of the nominees for election as directors at the Annual Meeting, and certain information about them, including their ages as of December 12, 2023, are included below.

Nominees	Age	Position	Term Expiration	Expiration of Term for which Nominated
Shintaro Asako(1)(2)(3)	49	Director	2024	2025
Kim Ellis(1)(4)	57	Director	2024	2025
Seitaro Ishii(1)(2)	77	Director	2024	2025
Carin L. Stutz(2)(4)	67	Director	2024	2025
Hajime Uba	46	President, Chief Executive Officer, Director and Chairman of the Board	2024	2025

(1)
Member of the Audit Committee.
(2)
Member of Compensation Committee.
(3)
Lead Independent Director.
(4)
Effective immediately following the completion of the Annual Meeting and contingent upon re-election as directors at the Annual Meeting, the following committee changes will occur: (i) Kim Ellis will be removed from the Audit Committee and be appointed as a member of the Compensation Committee; (ii) Carin L. Stutz will be removed from the Compensation Committee and appointed as a member of the Audit Committee.

Nominees for Election as Directors

Shintaro Asako has served as a member of our Board of Directors since the completion of our initial public offering on August 5, 2019. He is a general partner of Delight Ventures, a Japanese Venture Capital Firm specializing in making investments to early-stage startups, where he has served in such capacity since May 2022. He is also the founder and Chief Executive Officer of Bulldog Advisory Inc., a California professional firm specializing in board and executive consultation services since August 2019. From 2011 to July 2019, he served in various management capacities with DeNa Co., Ltd., a developer of mobile game and online services, including as Chief Financial Officer and regional Chief Executive Officer & Chief Financial Officer of its western operations. From 2006 through 2011, Mr. Asako served as the Chief Financial Officer at MediciNova, Inc. Prior to his services with MediciNova, Inc., Mr. Asako held various positions at KPMG LLP and Arthur Andersen LLP, providing a variety of audit, tax, and business consulting services to multinational clients. Mr. Asako currently serves on various public and private company boards of directors, including 7-Eleven, Inc., Kubota Pharmaceutical Holdings Co., Ltd., Uzabase, Inc., and Inglewood Co., Ltd. Mr. Asako holds a Bachelor of Science from the University of Southern California Leventhal School of Accounting and is a certified public accountant from the state of California. Mr. Asako possesses strong knowledge and experience in financial management, strategic planning as well as background in regulations for publicly listed companies both in the United States and Japan, making him qualified to serve as a member of our Board of Directors.

Kim Ellis has served as a member of our Board of Directors since December 1, 2019. She currently serves as Chief Development Officer for Scooter’s Coffee since February 2023. She served as Senior Vice President Real Estate Development for Black Rifle Coffee Company LLC from August 2021 to June 2022, Senior Vice President Development for GameStop Corp. from February 2020 to August 2021, Chief Development Officer for iFLY Indoor Skydiving from September 2018 to August 2019, as Chief Development Officer for Piada Italian Street Food from August 2015 to January 2018, and as Senior Vice President of Development for Regis Corporation from 2011 to 2014. From 2006 to 2011, Ms. Ellis served as Executive Vice President of Development for Panda Restaurant Group, where she led the company’s growth and development endeavors and was instrumental in expanding the Panda Express brand by over 600 locations. Ms. Ellis holds a Bachelor of Business Administration from George Mason University and is an active Member of the Board of Trustees of the International Council of Shopping Centers. Ms. Ellis’ over 30 years of development experience leading the growth of various retail and restaurant companies provide her with the qualifications and skills to serve as a member of our Board of Directors.

Seitaro Ishii has served as a member of our Board of Directors since October 1, 2018. He is the founder and Chief Executive Officer of IIOSS K.K., a Japanese professional consulting services firm specializing in organizational development and financial management (“IIOSS”), where he has served in such capacity since 2008. From 1980 to 2005, he served in various management capacities with Applied Materials, Inc., a semiconductor equipment company, including as Regional Chief Financial Officer in Japan as well as positions within global human resources and global operations. Prior to his service with Applied Materials, Inc., Mr. Ishii served as an internal audit manager for Gulf & Western, Inc. and prior to that as a staff accountant with Peat Marwick & Mitchell, predecessor to KPMG LLP. Mr. Ishii holds a Bachelor of Business Administration from Pace University. Mr. Ishii possesses extensive expertise in organizational development and financial management, making him qualified to serve as a member of our Board of Directors.

Carin L. Stutz has served as a member of our Board of Directors since December 1, 2021. Ms. Stutz was the President and Chief Executive Officer of Native Foods, a 100% plant-based fast casual eatery from October 2019 to March 2023. Previously, she served as Executive Vice President and Chief Operating Officer for Red Robin Gourmet Burgers, Inc. where she led operations for the casual dining chain. During her tenure, she realigned the operations team for improved efficiency, resulting in the Company’s improved P&L. Before joining Red Robin, Ms. Stutz served at FOCUS Brands LLC as President of the McAlister’s Deli brand and positioned the brand for rapid growth, moving from nine openings to more than 44 openings per year, including franchise development. Prior to FOCUS Brands LLC, Ms. Stutz served in various leadership capacities, including President and Chief Executive Officer at Cosi bakery-café, President of Global Business Development at Brinker International, Inc., Executive Vice President of Operations at Applebee’s International, Inc. and Division Vice President at Wendy’s International, Inc. Ms. Stutz currently serves on the board of directors of Hawaiian Bros and is an active member of the Fast Casual Industry Council, the Illinois Restaurant Association Board, and most recently, a founding member of the GLEAM Network Board of Directors.

Hajime “Jimmy” Uba has served as President and Chief Executive Officer of the Company since 2008 and also served as interim Chief Operating Officer from August 2020 through July 2021. Mr. Uba became a member of our Board of Directors in October 2017. Mr. Uba joined the Company’s parent, Kura Sushi, Inc. (“Kura Japan”), in 2000 and in 2008 was selected to establish and grow the Company. From 2004 to 2008, Mr. Uba headed operations for Kura Japan, where he oversaw operations for Eastern and Western Japan. During this time, Mr. Uba was responsible for the expansion of the Kura brand into Eastern Japan and managed over 100 restaurants. From 2000 to 2004, Mr. Uba spent three years as a restaurant manager and one year as a regional manager. During his tenure, Kura Japan grew from approximately 30 to 180 restaurant locations. He holds a Bachelor of Arts from Kansai University in Japan. Mr. Uba possesses extensive knowledge of all facets of our business and operations, as well as a deep understanding of our history and culture, making him qualified to serve as a member of our Board of Directors.

Vote Required

Directors will be elected by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. With respect to each director nominee, abstentions and broker non-votes will count the same as votes against the election of such director nominee.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

BOARD MATTERS

Family Relationships

There are no family relationships among any of our directors or executive officers.

Corporate Governance and Board Structure

Our Board of Directors currently consists of five members. Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of at least three directors but not more than eleven directors and the authorized number of directors may be fixed from time to time by resolution of our Board of Directors. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the first annual meeting following election. The authorized number of directors may be changed by resolution of the Board of Directors. Vacancies on the Board of Directors can be filled by resolution of the Board of Directors. Hajime Uba serves as the Chairman of our Board of Directors. Based on the corporate governance rules of the Nasdaq Stock Market, Mr. Asako, Ms. Ellis, Mr. Ishii and Ms. Stutz are independent directors.

In evaluating a director candidate’s qualifications, we will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our ability, as well as the ability of our Board’s committees, to manage and direct our affairs and business. In addition, our corporate governance guidelines require our Board of Directors to consider diversity in identifying potential director nominees with a diverse mix of experience, qualifications, attributes or skills, including, but not limited to, work experiences, military service, geography, age, gender, race, ethnicity, disability, sexual orientation and other distinctions between directors. In addition, any search firm engaged to assist our Board of Directors to identify candidates for nomination to the Board of Directors will be specifically directed to include diverse candidates generally, and multiple women candidates in particular. Annually, the Board of Directors will review and assess the effectiveness of its diversity initiative. Our directors hold office until the earlier of their death, resignation, retirement, disqualification or removal or until their successors have been duly elected and qualified.

The following table provides certain information regarding the diversity of our board of directors.

Board Diversity Matrix
	As of December 12, 2023				As of December 13, 2022
Total Number of Directors	5				5
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	3	-	-	2	3	-	-
Part II: Demographic Background
African American or Black	1	-	-	-	1	-	-	-
Alaskan Native or Native American	-	-	-	-	-	-	-	-
Asian	-	3	-	-	-	3	-	-
Hispanic or Latinx	-	-	-	-	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-	-	-	-	-
White	1	-	-	-	1	-	-	-
Two or More Races or Ethnicities	-	-	-	-	-	-	-	-
LGBTQ+	-	-	-	-	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	-	-	-	-	-

Board Committees

Our Board of Directors had two standing committees during fiscal year 2023: an Audit Committee and a Compensation Committee. Each of the committees report to the Board of Directors as they deem appropriate, and as the Board of Directors may request. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. As a “controlled company” for the purposes of the Nasdaq Stock Market, we are exempted from the requirement that we have a Nominating and Corporate Governance Committee that is composed entirely of independent directors. We currently do not have a Nominating and Corporate Governance Committee and all our directors participate in the consideration of director nominees.

Each existing committee has the composition, duties and responsibilities described below.

Audit Committee

Our Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibilities regarding the integrity of financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes including its systems of internal accounting and financial controls, independent accountants and our financial policy matters by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes action as it deems necessary to satisfy itself that the accountants are independent of management. The Audit Committee held four meetings in fiscal year 2023.

Our Audit Committee consists of Mr. Asako, Ms. Ellis and Mr. Ishii. Our Board of Directors has affirmatively determined that Mr. Asako, Ms. Ellis and Mr. Ishii meet the definition of “independent directors” for the purposes of serving on an Audit Committee under applicable SEC and Nasdaq Stock Market rules. In addition, Mr. Asako qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K. Our Board of Directors adopted a written charter for the Audit Committee, which is available on our corporate website at www.kurasushi.com.

Compensation Committee

The Compensation Committee oversees our overall compensation structure, policies and programs, and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, sets the compensation of these officers based on such evaluations and reviews and recommends to the Board of Directors any employment-related agreements, any proposed severance arrangements or change in control or similar agreements with these officers. The Compensation Committee also grants stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the succession plan of the executive organization, the performance of the Compensation Committee and its members and the adequacy of the charter of the Compensation Committee. The Compensation Committee held five meetings in fiscal year 2023.

Our Board of Directors adopted a written charter for the Compensation Committee, which is available on our corporate website at www.kurasushi.com. As a controlled company, we may rely upon the exemption from the requirement that we have a Compensation Committee composed entirely of independent directors, although our Board of Directors has affirmatively determined that Mr. Asako, Mr. Ishii and Ms. Stutz meet the definition of “independent directors” for purposes of serving on a Compensation Committee under applicable Nasdaq Stock Market rules.

Risk Oversight

Our Board of Directors is currently responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Board of Directors does not have a standing risk management committee, but rather we administer this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, and our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage unnecessary risk-taking. In addition, our Audit Committee considers and approves or disapproves any related party transactions.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Risk and Compensation Policies

We have analyzed our compensation programs and policies and have determined those programs and policies are not reasonably likely to have a material adverse effect on us. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs for executive officers, as well as the multi-year vesting schedules for equity awards encourage employees to maintain both a short-term and a long-term view with respect to Company performance.

Leadership Structure of the Board of Directors

The positions of Chairman of the Board and Chief Executive Officer are presently the same person. As our amended and restated bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having both positions be held by the same person is the appropriate leadership structure for us at this time. In addition, we currently have a separate lead independent director. Our lead independent director is Mr. Asako. In that role, he coordinates the activities of the independent directors, chairs executive sessions of the independent directors, and serves as the principal liaison between management and the independent directors of the Board. We do not have a formal policy regarding having a separate lead independent director.

As of the date of this Proxy Statement, we have determined that the leadership structure of our Board of Directors has permitted our Board of Directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of our Company and its financial condition.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers currently serves or in fiscal year 2023 has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer and those officers and employees responsible for financial reporting. The full text of our code of business conduct and ethics is posted on the investor relations section of our website at www.kurasushi.com. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of their provisions that we grant to our directors or executive officers on our website.

Director Compensation

In fiscal year 2023, we revised the structure of our Board compensation. The following is a summary of the structure of our Board compensation program design.

Each non-employee director receives an annual cash retainer and an annual grant of restricted stock units (“RSUs”) for board service, and if such non-employee director serves as a committee chair or a lead independent director, an additional annual cash retainer for such committee chair or lead independent director service. The Board has currently fixed the cash retainer for board service at $50,000 per year, the cash retainer for service as a committee chair at $20,000 to $25,000 per year and the cash retainer for service as a lead independent director at $20,000 per year. Each non-employee director has received annual RSUs issued under the 2018 Incentive Compensation Plan with the value of approximately $50,000 on the grant date. Such grants have the other terms provided for in the 2018 Incentive Compensation Plan and the award agreement providing for such grant. A director who is also an employee, such as Mr. Uba, has not and will not receive any compensation for service as a director.

Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors, including expenses incurred in attending board meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as well as the protection provided by director and officer liability insurance provided by us.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended August 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Shintaro Asako	$90,833	$50,000	$140,833
Kim Ellis	$45,833	$50,000	$95,833
Seitaro Ishii	$65,833	$50,000	$115,833
Carin Stutz	$45,833	$50,000	$95,833

(1) Each non-employee director was granted RSUs on February 1, 2023. The amounts reported in the “Stock Awards” column represent the grant date fair value of 804 RSUs computed in accordance with FASB ASC Topic 718.

Board Meetings

During fiscal year 2023, the Board of Directors held six meetings and acted through one unanimous written consent. No director attended less than 75% of the aggregate of (i) the total number of meetings of the Board held during the time in which such director was a member of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the period such director served as a member of such committee.

Anti-Hedging Policy

Our Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures and Guidelines With Respect To Certain Transactions in Securities of Kura Sushi USA, Inc. prohibits our employees, directors, officers, consultants and contractors from engaging in the following transactions involving the Company’s securities: short sales, hedging transactions, short-term trading, transactions in publicly traded options and standing and limit orders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of any class of our common stock as of November 29, 2023 for:

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each stockholder known by us to be the beneficial owner of more than 5% of any class of our outstanding shares of common stock;
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each of our directors;
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each of our named executive officers; and
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all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership in the following table is based on 11,155,349 shares of common stock outstanding as of November 29, 2023 (of which 10,155,299 shares were Class A common stock and 1,000,050 shares were Class B common stock), unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of November 29, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Kura Sushi USA, Inc. at 17461 Derian Avenue, Suite 200, Irvine, California 92614.

As of November 29, 2023, Kura Japan beneficially owned 1,000,050 shares of Class B common stock, which represented 100% of the outstanding shares of Class B common stock on that date. Class B common stock has the same rights as the Class A common stock except for (i) certain conversion rights and (ii) on all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to ten votes per share.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Total Voting Power
Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage	Beneficially Owned
Greater than 5% Stockholders:
Kura Japan(1)	4,126,500	40.6%	1,000,050	100%	70.1%
Stephens Inc.(2)	879,351	8.7%	—	—	4.4%

Named Executive Officers and Directors:
Shahin Allameh(3)	20,554	*	—	—	*
Shintaro Asako(3)	11,918	*	—	—	*
Jeffrey Uttz(3)	6,847	*	—	—	*
Kim Ellis(3)	11,918	*	—	—	*
Seitaro Ishii(3)	11,918	*	—	—	*
Carin L. Stutz(3)(4)	3,048	*	—	—	*
Hajime Uba(3)	96,195	0.9%	—	—	*

All current executive officers and directors as a group (7 persons)(3)	162,398	1.6%	—	—	*

* Indicates ownership of less than one percent.

(1) The principal business address of Kura Japan is 1-2-2 Fukasaka, Naka-ku, Sakai-shi, Osaka 599-8253, Japan. Kunihiko Tanaka is the President of Kura Japan, and in such capacity has voting and investment control over the equity interests held by Kura Japan. Mr. Tanaka disclaims beneficial ownership of the equity interests held by Kura Japan.

(2) Information regarding share ownership was obtained from the Schedule 13G/A filed jointly by Stephens Inc., SI Holdings Inc., Stephens Financial Services LLC and Warren A. Stephens on February 14, 2023. The principal business address of Stephens Inc., et al. is 111 Center Street, Little Rock, Arkansas 72201. The entities reported their beneficial ownership as follows: (i)

Stephens Inc. has shared voting and dispositive power over 879,351 shares; (ii) SI Holdings Inc. has shared voting and dispositive power over 879,351 shares; (iii) Stephens Financial Services LLC has shared voting and dispositive power over 879,351 shares; and (iv) Warren A. Stephens has shared voting and dispositive power over 879,351 shares.

(3) Includes options to purchase shares of Class A common stock exercisable within 60 days of November 29, 2023.

(4) Includes 1,850 shares of Class A common stock.

EXECUTIVE OFFICERS

The following set forth information regarding the executive officers of the Company as of December 12, 2023:

Name	Age	Position
Hajime Uba	46	President, Chief Executive Officer, Director and Chairman of the Board
Jeffrey Uttz	54	Chief Financial Officer
Shahin Allameh	51	Chief Operating Officer

Hajime “Jimmy” Uba has served as President and Chief Executive Officer of the Company since 2008 and also served as interim Chief Operating Officer from August 2020 through July 2021. Mr. Uba became a member of our Board of Directors in October 2017. Mr. Uba joined the Company’s parent, Kura Japan, in 2000 and in 2008 was selected to establish and grow the Company. From 2004 to 2008, Mr. Uba headed operations for Kura Japan, where he oversaw operations for Eastern and Western Japan. During this time, Mr. Uba was responsible for the expansion of the Kura brand into Eastern Japan and managed over 100 restaurants. From 2000 to 2004, Mr. Uba spent three years as a restaurant manager and one year as a regional manager. During his tenure, Kura Japan grew from approximately 30 to 180 restaurant locations. He holds a Bachelor of Arts from Kansai University in Japan.

Jeffrey Uttz has served as Chief Financial Officer of the Company since October 3, 2022. Mr. Uttz served as Chief Financial Officer for Shake Shack Inc. for a period of four years where he was instrumental in preparing Shake Shack Inc. for its initial public offering in 2015. As Chief Financial Officer at Shake Shack Inc., Mr. Uttz was involved in opening 45 new restaurants and partnered cross-functionally with operations, real estate, marketing, human resources, and supply chain teams. Prior to his tenure at Shake Shack Inc., Mr. Uttz served as Executive Vice President and Chief Financial Officer of Yard House USA, Inc., an American sports bar chain, for a period of 12 years. At Yard House USA, Inc., Mr. Uttz established the finance infrastructure to support the organization and was also actively engaged in every real estate transaction as a member of the real estate team. Prior to his tenure at Yard House USA, Inc., Mr. Uttz held several financial leadership positions at CKE Restaurants Inc. Mr. Uttz started his career at the public accounting firm KPMG LLP .

Shahin Allameh has served as Chief Operating Officer of the Company since July 26, 2021. Previously, Mr. Allameh served as Chief Operating Officer of Luna Grill from 2015, a California-based fast casual concept, where he helped grow the brand from 16 to 49 locations. Prior to his tenure at Luna Grill, Mr. Allameh was the Director of Operations at Umami Burger from 2013 to 2015. During his tenure there, he not only revamped the company’s procedures and guidelines, including a reorganization of the new unit opening team within the training department, but also successfully opened 13 locations within two years in new markets. Before joining Umami, Mr. Allameh was a Senior Director of Operations at Arby’s, where he led 38 company-owned Arby’s locations and worked closely with senior leadership on testing and product rollout. Previously, he was the Director of Operations and Franchise at Fili Enterprises, Inc, the owner of Daphne’s Greek Café restaurant brand. Mr. Allameh began his professional career as a General Manager and then District Manager at Sbarro, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

This “Compensation Discussion and Analysis” explains our strategy, design, and decision-making related to our compensation programs and practices for our named executive officers, which were Messrs. Uba, Uttz and Allameh for the fiscal year 2023 (the “Named Executive Officers”). This “Compensation Discussion and Analysis” also explains how the compensation of our Named Executive Officers aligns with the interests of our stockholders and is intended to provide perspective on the compensation information contained in the tables that follow this discussion.

Executive Compensation Highlights

Our executive compensation practices are intended to be straightforward, transparent and reflective of strong corporate governance. The Compensation Committee believes the compensation structure is aligned with the following key objectives:

Objective	Element
Pay for Performance

•  Provide a significant portion of named executive officer’s compensation tied to “at risk” incentives based on pre-established performance goals aligned with our short- and long-term objectives and stockholder value creation

Attract and Retain	• Attract high-impact, results-oriented executives in a competitive job market who will contribute to our strategic goals, including maximizing stockholder value
Align Executives with Stockholders

•  Encourage sustained earnings growth, which was accomplished through performance-based cash and equity awards

•  Establish a significant portion of each named executive officer’s compensation to be based on achieving long-term stockholder value

What We Do

The company has adopted a compensation governance framework that includes the components described below, each of which the Committee believes reinforces the company’s executive compensation philosophy.

What We Do	What We Don’t Do

• Align Pay with Performance: A significant portion of executive compensation is performance-based, tied to performance goals that align with our short- and long-term objectives and stockholder value creation

• No Single Triggers: Any payments or benefits in the event of a change in control require a qualifying termination of employment (“double trigger”)
• Engage Independent Compensation Consultant: Our Compensation Committee engages an independent consultant for objective advice regarding executive pay	• No Hedging and Pledging: We prohibit all employees and directors from engaging in hedging, pledging and speculative transactions in derivatives of Company securities
• Focus on Retention and Long-Term Value Creation: Our Executive compensation package is heavily weighted towards equity awards that have long-term vesting	• No Perquisites: Do not provide perquisites to any Named Executive Officers
• Recoupment Policy: We maintain a Recoupment Policy that aligns with SEC regulations and applies to incentive-based compensation granted, earned, or vested to our executives	• No Dividends paid on Unvested Awards: Any dividends or dividend equivalents related to equity awards are subject to the same vesting restrictions as the underlying awards
• Assess and Manage Risk: We conduct an annual risk assessment to identify any significant risks in our incentive compensation programs	• No Uncapped Incentives: We cap on short-term cash incentive to curtail behavior focused on short-term gain

Role of the Compensation Committee

The Compensation Committee of the Board has the responsibility for establishing, implementing, and continually monitoring adherence to our compensation philosophy. The goal of the Compensation Committee is to ensure that the total compensation paid to our executive officers is fair, competitive, and properly structured to attract and retain talent and align management’s interests with those of our stockholders. The Compensation Committee reviews the performance of our named executive officers and other key employees and reports to the Board of Directors. In such capacity, the Compensation Committee administers our executive compensation plans, reviews our general compensation programs and policies, monitors the performance and compensation of executive named officers and other key employees, and assists in their succession planning process.

Role of the Consultants

The Compensation Committee has engaged Pearl Meyer as its independent executive compensation consultant. Pearl Meyer provides analysis and recommendations regarding market pay data and competitive-position benchmarking, peer group development, performance measures and goals program structure, incentive and equity plan design, and the regulatory environment and Company policies as they relate to executive compensation. Pearl Meyer also reviews compensation goals and priorities with our CEO as part of providing advice and recommendations for the Compensation Committee.

Peer Group

The Committee, with the advice of Pearl Meyer, considers several criteria to determine an appropriate peer group, such as whether companies (1) are in the same or similar lines of business, (2) compete for the same customers with similar products and services, and (3) have comparable financial characteristics. The Compensation Committee selected the following 10 companies, consisting of publicly traded companies in the restaurant and hotel/hospitality industries, for fiscal year 2023:

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Ark Restaurants Corp.
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Chuy’s Holdings, Inc.
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El Pollo Loco Holdings, Inc.
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Fiesta Restaurant Group. Inc.
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Nathan’s Famous, Inc.
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Potbelly Corporation
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Portillo’s Inc.
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Ruth's Hospitality Group, Inc.
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Shake Shack Inc.
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The ONE Group Hospitality, Inc.

We use the Peer Group for executive compensation comparisons and compensation program design comparisons, as we believe this group reflects companies most similar to Kura in terms of size and complexity of operations.

Competitive Pay Positioning

The Compensation Committee, in collaboration with our Chief Executive Officer and Chief People Officer, reviews market data related to pay practices among comparable companies but does not target specific market positioning when determining compensation for Named Executive Officers. Rather, the Compensation Committee uses comparative market data as one of several factors when making individual compensation decisions.

As part of its compensation review process for fiscal 2023, the Compensation Committee reviewed an analysis prepared by its independent compensation consultant of market pay practices for positions similar to our Named Executive Officers, adjusted to take into account differences if any, between the scope of our Named Executives Officers’ responsibilities compared to their counterparts in positions with similar titles in comparable companies. This analysis used pay comparisons from comparable companies in the restaurant and hospitality industry as compiled from proxy disclosures and other SEC filings as well as proprietary survey data.

2023 Company Performance Highlights

Fiscal year 2023 required us to continue to operate in a challenging environment shaped by supply chain volatility and the impact of continued inflation. Through the fiscal year, despite these challenges, we continued our trend of successful financial performance and execution of our long-term strategy. Our significant strategic and operating achievements for fiscal 2023, which support our objectives for continued growth, efficiency in our operations and creating an exceptional workplace culture, are highlighted below:

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Delivered record high sales of $187.4 million for fiscal year 2023, representing an increase of $46.3 million, or 32.8% from fiscal year 2022.
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Increased comparable restaurant sales by 9.5% for fiscal year 2023.
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Despite inflationary pressure, managed to deliver restaurant-level operating profit margin of 21.9%, which is an improvement of 70 basis points from fiscal year 2022.
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Opened a total of ten new locations in fiscal year 2023, representing 25% unit growth over the prior year, and bringing our system total to 50 units.
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Successful follow-on offering in April 2023, selling an aggregate of 1,265,000 shares of Class A common stock and received aggregate net proceeds of $64.3 million.
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The strong operating and financial performance resulted in fiscal year 2023 AUV $4.3 million, which represents an increase of $0.5 million over the prior year.

Elements of Compensation

Our compensation program includes the following components:

Element	Form	Time Horizon	Objectives
Base Salary	Cash	Annual

Attract and retain our named executive officers with fixed cash compensation to provide stability that allows our named executive officers to focus their attention on business objectives and ensures reasonable base pay if targets are not met, so as to discourage excessive risk-taking

Annual Cash Incentive	Cash	Annual

Focus and motivate our named executive officers to achieve annual corporate financial and operating goals with opportunity for upside based on exceptional performance, but with payout capped to curtail behavior focused on short-term gain

Performance-Based Long-Term Incentives	Stock Options	Ratable four-year vesting	Focus and motivate our named executive officers to achieve long-term corporate financial and operating goals and superior stockholder returns.
Time-Based Long-Term Incentives	RSUs	Ratable four-year vesting	Encourage retention of our named executive officers and promote stability among senior management.

Base Salary

Base salaries provide our named executive officers with a degree of financial certainty and stability. They are determined by the Compensation Committee and administered to reflect the individual named executive officer’s career experience, individual performance, overall Company performance, as well as the market data as compared to the peer group. The Committee reviews base salaries each year, and may make periodic adjustments in response to changes in job scope, prevailing market levels or other factors. During its annual review of base salaries, the Compensation Committee also considers the recommendations of our Chief Executive Officer, except with respect to his own compensation.

Annual Cash Incentive

Named Executive Officers are eligible to receive an annual cash performance incentive bonus (“Bonus”) based on our performance against specific financial and strategic objectives. At the beginning of each fiscal year, the Compensation. Committee establishes both the performance objectives and the formula for determining potential Bonus payments. Bonuses are payable, if at all, in the first quarter of the fiscal year following the year in which such Bonuses were earned, after the Compensation Committee certifies performance relative to the pre-established objectives.

The Compensation Committee approved our fiscal 2023 cash bonus plan pursuant to our 2018 Incentive Compensation Plan. Under the 2023 cash bonus plan, the performance metrics consisted of adjusted EBITDA and Revenue. The Compensation Committee selected adjusted EBITDA and Revenue as they incentivize the Named Executive Officers to drive for top-line growth while also ensuring a focus on cost control and operational efficiency. Earned bonuses could range from 50% to 150% of target bonus opportunity. Any performance falling below the designated threshold results in no payout to participants. Adjusted EBITDA performance (threshold, target, maximum and actual) excludes Bonuses.

The threshold, target, and maximum adjusted EBITDA along with our actual performance in 2023 are outlined in the following table:

Measure	Threshold ($ millions)	Target ($ millions)	Maximum ($ millions)	Actual ($ millions)
Adjusted EBITDA (75%) (excludes Bonuses)	$16.6	$18.5	$20.3	$17.6
Revenue (25%)	$181.5	$191.1	$200.6	$187.4
Payout as a % of Target	50%	100%	150%	77%

Long-Term Incentives

Equity-based compensation comprises the most significant component of total executive compensation to align executive compensation with our long-term performance and to encourage executives to make decisions for the benefit of our stockholders. Each of our Named Executive Officers is eligible to receive equity compensation, which may consist of a mix of stock options, restricted stock, and restricted stock units, to encourage a focus on long-term stockholder value and to foster long-term retention.

We approach equity compensation grants by considering the overall value of the grant (as opposed to the number of shares granted). Equity grants to all staff members, including Named Executive Officers and other executives require approval from the Compensation Committee and, in considering whether to approve such equity grants, the Compensation Committee considers past grants, corporate and individual performance, the valuation of grants, and recommendations of our Chief Executive Officer and the Compensation Committee’s compensation consultant. The Compensation Committee has not established formal guidelines for the size of individual equity grants for our Named Executive Officers, but considers the factors listed above as well as market data in making such decisions.

For fiscal year 2023, the Compensation Committee determined that our Named Executive Officers would receive the following type of equity awards:

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Stock Options (70% of grant value): Provide strong incentives for our executive officers to increase the value of our common stock over the long term, and they tightly align the interests of our executives with those of our stockholders. The stock options we grant vest over four years, with 25% of the shares subject to the option vesting on each anniversary of the vesting commencement date, subject to the recipient’s continued employment or service with us on each vesting date. Options have a term of seven years from the date of grant.
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Time-Based RSU Awards (30% of grant value): Granted because they are less dilutive to our stockholders, as fewer shares of our common stock are granted to achieve an equivalent value relative to stock options, and because RSU awards are an effective retention tool that maintain value even in cases where the share price is trading lower than the initial grant price. The RSUs we grant vest in equal annual increments over four years, subject to the recipient’s continued employment or service with us on each vesting date.

In addition to the annual 2023 equity awards, the Compensation Committee provided our Named Executive Officers with a discretionary equity grant for their role in the completion of the Company’s follow-on offering. In determining appropriate award amounts, the Compensation Committee evaluated several metrics including issue price, discount rate, and commissions paid, among others. Based on this evaluation, the Compensation Committee determined the results of the follow-on offering were successful. As such, each Named Executive Officer received a discretionary RSU award that vests in two equal installments over a two-year period.

EXECUTIVE COMPENSATION

The following sets forth all compensation awarded to our named executive officers for the 2022 and 2023 fiscal years (the “NEOs”).

Summary Compensation Table

The following table sets forth the total compensation that was paid or accrued for the NEOs for the 2022 and 2023 fiscal years.

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Stock Awards (2)	All Other Compensation		Total
Hajime Uba	2023	$431,379	$196,988	$193,375	$252,875	—		$1,074,617
Chairman of the Board, President and Chief Executive Officer	2022	$369,167	$93,750	$187,500	—	—		$650,417
Jeffrey Uttz	2023	$325,329	121,669	$1,147,000	$223,000	75,000	(4)	$1,891,998
Chief Financial Officer (3)
Shahin Allameh	2023	$302,865	$89,610	$101,500	$43,500	—		$537,475
Chief Operating Officer(5)	2022	$270,000	$40,500	$81,000	—	—		$391,500

(1) The amounts reported represent the aggregate grant date fair value of the stock options awarded to the NEOs during the 2023 and 2022 fiscal years, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs upon the exercise of the stock options or any sale of the underlying shares of common stock.

(2) The amounts reported represent the aggregate grant date fair value of the RSUs granted to the NEOs during the 2023 fiscal year. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the NEOs upon any sale of the underlying shares of common stock.

(3) Mr. Uttz has served as the Company’s Chief Financial Officer since October 3, 2022.

(4) The amount reported represents a one-time signing bonus pursuant to Mr. Uttz’s employment agreement.

(5) Mr. Allameh has served as the Company’s Chief Operating Officer since July 26, 2021.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Hajime “Jimmy” Uba. On August 5, 2019, in connection with the closing of the Company’s IPO, we entered into an employment agreement with Mr. Uba.

Employment Term and Position. The term of employment of Mr. Uba is three years from the closing of our IPO on August 5, 2019, subject to automatic one-year extensions provided that neither party provides written notice of non-extension at least one hundred twenty (120) days prior to the expiration of the then-current term. During the term of employment, Mr. Uba will serve as Chairman of the Board, President and Chief Executive Officer of the Company.

Base Salary, Annual Bonus and Equity Compensation. Pursuant to his employment agreement, Mr. Uba is entitled to initial base salary of $340,000. In addition, Mr. Uba will be eligible to receive annual performance-based cash bonuses, the amount and terms of which shall be in the discretion of the Compensation Committee. Mr. Uba will also be eligible to receive equity awards, the form and terms of which will be determined by our Board of Directors or the Compensation Committee in their discretion.

Severance. Mr. Uba’s employment agreement provides for severance upon a termination by us without cause, on the account of our failure to renew the employment agreement, or by Mr. Uba for good reason, in each case, subject to the execution of an effective release of claims in favor of the Company, its affiliates and their respective officers and directors by Mr. Uba. Upon a termination of employment by us without cause, on the account of our failure to renew the employment agreement, or by Mr. Uba for good reason, Mr. Uba, is entitled to severance consisting of (a) a lump sum payment equal to base salary for the year in which the termination occurs, (b) reimbursement for payments he makes for COBRA coverage for a period of twelve (12) months, or until he has secured other employment, whichever occurs first, and (c) accelerated vesting of the applicable portion of his equity awards that would have vested on August 31 of that same fiscal year, absent such termination.

For purposes of the employment agreement, the Company will have “cause” to terminate Mr. Uba’s employment upon (a) his willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) his willful failure to comply with any valid and legal directive of our Board of Directors; (c) his willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates; (d) his embezzlement, misappropriation, or fraud, whether or not related to his employment with the Company; (e) his conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (f) his violation of a material policy of the Company; (g) his willful unauthorized disclosure of confidential information (as defined in his employment agreement); (h) his material breach of any material obligation under his employment agreement or any other written agreement between him and the Company; or (i) any material failure by him to comply with the Company’s written policies or rules, as they may be in effect from time to time during the employment term. Under the employment agreements, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief such person’s action or omission was in the best interests of the Company and any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by our Board of Directors or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by him in good faith and in the best interests of the Company.

Pursuant to his employment agreement, Mr. Uba will have “good reason” to terminate his employment after occurrence, without his consent of (a) a material reduction in the base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (b) any material breach by the Company of any material provision of this employment agreement; (c) a material, adverse change in his authority, duties, or responsibilities (other than temporarily while he is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the effective date of this employment agreement; (d) a material adverse change in the reporting structure applicable to the him; or (e) the Company’s current principal executive office is moved by 50 miles or more. However, no termination for “good reason” will be effective unless (i) Mr. Uba, provides the Company with notice of the grounds for termination of good reason within thirty (30) days of the initial existence of such grounds and (ii) the Company has at least thirty (30) days from the date on which such notice is given to cure such circumstances. If Mr. Uba, does not terminate his employment for good reason within thirty (30) days after the expiration of the Company’s cure period, then he will be deemed to have waived his right to terminate for good reason with respect to such grounds.

Restrictive Covenants. Pursuant to his respective employment agreement, Mr. Uba is subject to certain non-solicitation restrictions for a twelve-month period after termination of employment.

Jeffrey Uttz. On September 29, 2022, the Board appointed Jeffrey J. Uttz as Chief Financial Officer, effective as of October 3, 2022. On September 30, 2022, Mr. Uttz entered into an employment agreement with the Company, effective October 3, 2022.

Employment Term and Position. The term of employment of Mr. Uttz is three years from October 3, 2022, subject to automatic one-year extensions provided that neither party provides written notice of non-extension at least one hundred twenty (120) days prior to the expiration of the then-current term. During his term of employment, Mr. Uttz will serve as Chief Financial Officer of the Company.

Base Salary, Annual Bonus, Equity Compensation and Other Benefits. Pursuant to his employment agreement, Mr. Uttz is entitled to a base salary of $350,000. In addition, Mr. Uttz is eligible to receive (i) a one-time signing bonus in the amount of $75,000, (ii) annual performance-based cash bonuses, the amount and terms of which shall be in the discretion of the Compensation Committee of the Board, and (iii) equity awards, the form and terms of which was set forth pursuant to the applicable equity incentive plan and applicable award agreements. Mr. Uttz is entitled to other employee benefits including paid vacation in accordance with the Company’s policies and reimbursement of reasonable business expenses.

Severance. The employment agreement for Mr. Uttz provides for severance upon a termination by the Company without Cause (as defined in the employment agreement), on the account of the Company’s failure to renew the employment agreement, or by Mr. Uttz for Good Reason (as defined in the employment agreement), in each case, subject to the execution of an effective release of claims in favor of the Company, its affiliates and their respective officers and directors by Mr. Uttz. If the employment agreement is terminated in any of the above-enumerated cases, Mr. Uttz will be entitled to severance consisting of (a) a lump sum payment equal to base salary for the year in which the termination occurs (provided, however, that if the termination occurs before October 1, 2025, the lump sum payment shall only be one-half of base salary for the year in which the termination occurs), (b) reimbursement for the payment Mr. Uttz makes for COBRA coverage for a period of twelve (12) months (provided, however, that if the termination occurs before October 1, 2025, the period shall be reduced to six (6) months), or until Mr. Uttz has secured other employment, whichever occurs first, and (c) accelerated vesting of the applicable portion of Mr. Uttz’s option that would have vested between the termination date and August 31 of that same fiscal year.

Restrictive Covenants. Pursuant to the employment agreement, Mr. Uttz is subject to certain restrictive covenants including protection of Company confidential information and non-disparagement.

Shahin Allameh. On July 9, 2021, the Board appointed Shahin Allameh as Chief Operating Officer of the Company, effective as of July 26, 2021. On July 9, 2021, Mr. Allameh entered into an employment agreement with the Company, effective July 26, 2021.

Employment Term and Position. The term of employment of Mr. Allameh is until July 31, 2024, subject to automatic one-year extensions provided that neither party provides written notice of non-extension at least one hundred twenty (120) days prior to the expiration of the then-current term. During his term of employment, Mr. Allameh will serve as Chief Operating Officer of the Company.

Base Salary, Annual Bonus, Equity Compensation and Other Benefits. Pursuant to his employment agreement, Mr. Allameh is entitled to a base salary of $270,000. In addition, Mr. Allameh will be eligible to receive (i) annual performance-based cash bonuses, the amount and terms of which shall be in the discretion of the Compensation Committee of the Board, and (ii) equity awards, the form and terms of which will be as set forth pursuant to the applicable equity incentive plan and applicable award agreements. Mr. Allameh will also be entitled to other employee benefits including paid vacation in accordance with the Company’s policies and reimbursement of reasonable business expenses.

Severance. The employment agreement for Mr. Allameh provides for severance upon a termination by the Company without Cause (as defined in the employment agreement), on the account of the Company’s failure to renew the employment agreement, or by Mr. Allameh for Good Reason (as defined in the employment agreement), in each case, subject to the execution of an effective release of claims in favor of the Company, its affiliates and their respective officers and directors by Mr. Allameh. If the employment agreement is terminated in any of the above-enumerated cases, Mr. Allameh will be entitled to severance consisting of (a) a lump sum payment equal to base salary for the year in which the termination occurs (provided, however, that if the termination occurs before July 31, 2024, the lump sum payment shall only be one-half of base salary for the year in which the termination occurs), (b) reimbursement for the payment Mr. Allameh makes for COBRA coverage for a period of twelve (12) months (provided, however, that if the termination occurs before July 31, 2024, the period shall be reduced to six (6) months), or until Mr. Allameh has secured other employment, whichever occurs first, and (c) accelerated vesting of the applicable portion of Mr. Allameh’s option that would have vested between the termination date and August 31 of that same fiscal year.

Restrictive Covenants. Pursuant to the employment agreement, Mr. Allameh is subject to certain restrictive covenants including protection of Company confidential information and non-disparagement.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards at the end of fiscal year 2023 for each of the NEOs:

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)		Market Value of Shares or Units of Stock That Have Not Vested
Hajime Uba	77,571	—		$4.26	6/15/2028	1,333	(8)	$82,875
	4,629	—		$25.94	12/2/2029	1,708	(9)	$170,000
	8,931	1,789	(3)	$22.65	2/1/2031	—		—
	3,575	3,573	(4)	$46.15	2/1/2032	—		—
	—	5,163	(7)	$62.14	2/1/2033	—		—
Jeffrey Uttz	—	21,905	(5)	$73.58	10/3/2032	1,359	(10)	$100,000
	—	3,925	(7)	$62.14	2/1/2033	1,013	(8)	$63,000
						1,607	(9)	$160,000
Shahin Allameh	15,000	15,000	(6)	$52.07	7/26/2031	700	(8)	$43,500
	1,546	1,542	(4)	$46.15	2/1/2032	—		—
	—	2,710	(7)	$62.14	2/1/2033	—		—

(1) Each equity award is subject to the terms of our 2018 Incentive Compensation Plan.

(2) Represents restricted stock units granted under our 2018 Incentive Compensation Plan that are subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(3) One-third of the shares subject to the equity award vest twelve (12) months after February 1, 2021, and the remaining shares vest in equal quarterly installments from the grant date over twenty-four (24) months after February 1, 2022, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(4) One-third of the shares subject to the equity award vest twelve (12) months after February 1, 2022, and the remaining shares vest in equal quarterly installments from the grant date over twenty-four (24) months after February 1, 2023, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(5) One-quarter of the shares subject to the equity award vest twelve (12) months after October 3, 2022, and the remaining shares vest in equal quarterly installments from the grant date over thirty-six (36) months after October 3, 2023, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(6) One-quarter of the shares subject to the equity award vest twelve (12) months after July 26, 2021, and the remaining shares vest in equal quarterly installments from the grant date over thirty-six (36) months after July 26, 2022, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(7) One-quarter of the shares subject to the equity award vest twelve (12) months after February 1, 2023, and the remaining shares vest in equal quarterly installments from the grant date over thirty-six (36) months after February 1, 2024, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(8) One-quarter of the RSUs subject to the equity award vest twelve (12) months after February 1, 2023, and the remaining RSUs vest in equal quarterly installments from the grant date over thirty-six (36) months after February 1, 2024, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(9) One-half of the RSUs subject to the equity award vest twelve (12) months after August 1, 2023, and the half remaining RSUs vest from the grant date over twelve (12) months after August 1, 2024, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

(10) RSUs subject to the equity award vest twelve (12) months after October 3, 2022, generally subject to the NEO’s continuous service relationship with the Company through each applicable vesting date.

Payments Upon Termination or Change in Control

None of our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control, except as provided in the employment agreements described above and the equity acceleration pursuant to the 2018 Incentive Compensation Plan described below.

Retirement Plans

We do not offer or maintain any deferred compensation, retirement, pension or profit-sharing plans to our NEOs other than the plans and arrangements that are available to all employees. We have adopted an equity incentive plan, the material terms of which are described below.

Employee Benefits

All of our full-time employees, including our NEOs, are eligible to participate in health and welfare plans maintained by the Company, including:

•
medical, dental and vision benefits; and
•
basic life and accidental death & dismemberment insurance.

Our NEOs participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health and welfare plans for our NEOs.

Stock Incentive Plan

The following is a summary of the material terms of the Kura Sushi USA, Inc. 2018 Incentive Compensation Plan (the “Plan”), as amended and restated on January 29, 2021. This summary is qualified in its entirety by reference to the actual text of the Plan, which was filed as Annex A to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-39012) in connection with our 2021 Annual Meeting of Stockholders, and subsequently approved by the affirmative vote of the Company’s stockholders.

General. The Plan authorizes the grant of stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, dividend equivalents, and other stock-based awards and performance awards to employees, officers, directors, consultants and other service providers.

The Plan is administered by the Compensation Committee, or in the absence of any such committee, the Board of Directors itself (the “Committee”). The Committee has the discretion to determine the individuals to whom awards may be granted under the Plan, the manner in which such awards will vest and the other conditions applicable to awards in accordance with the terms in the Plan. Options, SARs, restricted stock, RSUs, dividend equivalents, other stock-based awards and performance awards may be granted to participants in such numbers and at such times during the term of the Plan as the Committee shall determine.

Options. The Committee will determine the exercise price and other terms for each option and whether the options are nonqualified stock options or incentive stock options. Incentive stock options may be granted only to employees and are subject to certain other restrictions provided that such exercise price shall not be less than the fair market value of the underlying stock on the date of the grant. To the extent an option intended to be an incentive stock option does not so qualify, it will be treated as a nonqualified option. The Committee shall determine the time or times at which or the circumstances under which an option may be exercised, the method by which notice of exercise is to be given and the form of exercise notice to be used, the form of such payment, and the methods by or forms in which shares of Common Stock will be delivered to participants.

Stock Appreciation Rights. The Committee may grant SARs independent of or in connection with an option. Generally, each SAR will entitle a participant upon exercise to an amount equal to: the excess of the fair market value on the exercise date of one share of Common Stock over the grant price of the SAR as determined by the Committee, times the number of shares of common stock covered by the SAR. The Committee shall determine the method of exercise, method of settlement, form of consideration payable in settlement, and method by or forms in which shares of Common Stock will be delivered or deemed to be delivered to participants in accordance with the Plan.

Restricted Stock and Restricted Stock Units. The Committee may award restricted Common Stock and RSUs. Restricted stock awards consist of shares of Common Stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of shares of Common Stock or cash to the participant only after specified conditions are satisfied. The Committee will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions, in accordance with the Plan.

Bonus Stock and Awards in Lieu of Obligations. Bonus stock and awards in lieu of obligations are grants of fully vested shares of our Common Stock or other awards that may be made in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements.

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Common Stock and may be granted alone or in tandem with awards. The Committee may provide that dividend equivalents shall be paid or distributed when accrued or at some later date, or whether such dividend equivalents shall be deemed to have been reinvested in additional shares, awards, or other investment vehicles, and subject to restrictions on transferability and risks of forfeiture as the Committee may specify. Dividend equivalents may not be paid on awards granted under the Plan that are RSUs, restricted stock or awards subject to performance-based vesting unless and until such awards have vested.

Performance Awards. Performance awards will be granted by the Committee in its discretion on an individual or group basis. Generally, these awards will be based upon specific performance targets and will be paid in cash or in Common Stock or in a combination of both. The performance targets to be achieved and the period in which the plan participant must achieve said performance targets shall be determined by the Committee upon the grant of each performance award.

Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any plan participants such other awards that may be denominated or payable in Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan.

Performance Criteria. Vesting of awards granted under the Plan may be subject to the satisfaction of performance criteria achieved during the performance periods established by the Committee. The performance criteria and performance periods may vary from participant to participant, group to group and period to period.

Treatment of Awards upon a Change in Control. If and only if (i) provided in any employment agreement, award agreement or other agreement between the Company and a Plan participant, or (ii) the Committee makes a determination, then upon the occurrence of a change in control of the Company, (a) all outstanding options, SARs and other awards in the nature of rights that may be exercised will (1) if not assumed or substituted, become immediately vested and exercisable; and (2) if assumed and substituted, become vested and exercisable upon the date of the participant’s termination of employment without Cause (as defined in the Plan) or for Good Reason (as defined in the Plan) during the 24 month period following the change in control; (b) all time-based vesting restrictions on outstanding awards will (1) if not assumed or substituted, lapse and such awards will become immediately vested and exercisable; and (2) if assumed and substituted, lapse and such awards will become vested and exercisable upon the date of the participant’s termination of employment without Cause (as defined in the Plan) or for Good Reason (as defined in the Plan) during the 24 month period following the change in control; and (c) the payout opportunities attainable under all outstanding performance-based awards will vest based on target performance and the awards will pay out either in full or on a pro rata basis, based on the time elapsed prior to the change in control.

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of August 31, 2023.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options (a)		Weighted Average Exercise Price Per share (b)		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security-holders	684,500	(1)	$34.25	(2)	383,374	(3)
Equity compensation plans not approved by security-holders	—		N/A		—
Total	684,500		$34.25		383,374

(1) Represents shares of Class A common stock that may be issued pursuant to outstanding options and RSUs granted under the 2018 Incentive Compensation Plan.

(2) Weighted average exercise price of outstanding options excludes RSUs.

(3) Represents shares of Class A common stock and RSUs available for future issuance in connection with equity award grants under the 2018 Incentive Compensation Plan.

Nonqualified Deferred Compensation

Our NEOs did not earn any nonqualified deferred compensation benefits from us during fiscal year 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Kura Japan

As discussed elsewhere in this Proxy Statement, our Class B common stock has ten votes per share, while our Class A common stock has one vote per share. As of December 12, 2023, 100% of our Class B common stock is controlled by Kura Japan. As a result, Kura Japan is able to control all matters submitted to our stockholders for approval even if it owns significantly less than 50% of the number of shares of our outstanding equity interests. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

As a majority-owned subsidiary of Kura Japan, we believe we benefit from our relationship with Kura Japan when we buy equipment, supplies or other services. If Kura Japan’s ownership interest declines significantly, we may lose a significant amount of the benefits of our relationship with Kura Japan, many of which are not covered by the Shared Services Agreement described below. For example, we believe we currently obtain beneficial pricing and/or service levels from certain suppliers. These benefits are not contractually tied to Kura Japan’s ownership amount, and the relevant suppliers and service providers could decide to stop giving us beneficial pricing and/or service levels even if Kura Japan still owns a substantial equity stake in us.

In connection with the closing of our IPO, we and Kura Japan entered into an Amended and Restated Exclusive License Agreement with respect to our use of certain intellectual property owned by Kura Japan and a Shared Services Agreement to provide a framework for our continuing relationship. We and Kura Japan also entered into a Revolving Credit Agreement dated April 10, 2020, which was amended by a First Amendment to Revolving Credit Agreement dated September 2, 2020, and further amended by a Second Amendment to Revolving Credit Agreement dated April 9, 2021.

Amended and Restated Exclusive License Agreement. Under the Amended and Restated Exclusive License Agreement, Kura Japan has agreed to grant an exclusive, royalty-bearing license for us to use its intellectual property rights, including, but not limited to, Kura Japan’s trademarks “Kura Sushi” and “Kura Revolving Sushi Bar,” and patents for a food management system and proprietary Mr. Fresh dome, among other intellectual property rights necessary to continue operation of our restaurants in the United States in the same manner as previously operated. Kura Japan and we have agreed that the royalty rate that we pay Kura Japan for use of such intellectual property is 0.5% of the Company’s net sales.

Shared Services Agreement. Under the Shared Services Agreement, Kura Japan and we have agreed that Kura Japan will continue to provide the Company with certain strategic, operational and other support services, including assigning certain employees to work for the Company as expatriates to provide support to the Company’s operations, sending its employees to the Company on a short-term basis to provide support for the opening of new restaurants or renovation of existing restaurants, and providing the Company with certain supplies, parts and equipment for use in the Company’s restaurants. In addition, we have agreed to continue to provide Kura Japan with certain translational support services and market research analyses. In exchange for receipt of such services, supplies, parts and equipment, the Shared Services Agreement contemplates that the parties will pay fees to each other as more specifically set forth thereunder.

Revolving Credit Agreement, as amended. This agreement provides for a $45 million revolving credit line (the “Credit Facility”). The maturity date for amounts borrowed under this agreement is 60 months after the disbursement date, unless renewed or extended by mutual agreement of both parties for an additional 12 months, and the last day of the period of availability for advances is April 10, 2025. The interest rate applied to amounts borrowed under the Revolving Credit Agreement is fixed at 130% of the Annual Compounding Long-Term Applicable Federal Rate on the date such advance is made. During fiscal year 2021, we utilized the Credit Facility in the amount of $17 million and paid down the amount in full. As of August 31, 2023, we had no outstanding balance and $45 million available under our Credit Facility.

Procedures for Approval of Related Party Transactions

Our Board of Directors has adopted a written related person transaction policy to comply with Section 404 of the Exchange Act, as amended, which sets forth the policies and procedures for the review and approval or ratification of related party transactions. This policy is administrated by our Audit Committee. These policies provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, the relevant facts and circumstances available shall be considered, including, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2024

KPMG LLP (“KPMG”) served as independent registered public accounting firm to the Company in fiscal year 2023 and has been selected to serve in such capacity in fiscal year 2024. The Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm in the future. In such event, the Audit Committee may retain KPMG, notwithstanding that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

We expect representatives of KPMG to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Vote Required for Approval

This proposal will be approved by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will have the same effect as votes against the proposal. This proposal is a discretionary item and, thus, brokers that do not receive instructions from beneficial owners may vote your shares in their discretion. Therefore, there will be no broker non-votes on this proposal.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2024.

Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Audit and Related Fees

The following table sets forth the aggregate fees billed for professional services rendered by KPMG for the audit of our financial statements for the 2023 and 2022 fiscal years and the aggregate fees for other services rendered by KPMG billed in those periods:

	2023	2022
Audit Fees(1)	$410,000	$350,000
Audit-Related Fees(2)	138,408	—
Tax Fees	—	—
All Other Fees(3)	1,780	1,780
Total Fees	$550,188	$351,780

(1) Audit Fees include professional services rendered for the audit of our annual financial statements, reviews of the related quarterly financial statements and reporting package to Kura Japan.

(2) Audit-Related fees consist of professional services performed in connection with our Form S-3 filing.

(3) Other Fees consist of a subscription to KPMG’s Accounting Research Online.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the Audit Committee requires that the Audit Committee pre-approve any independent accountant’s engagement to render audit and/or permissible non-audit services, subject to the de minimus safe harbor exception to the pre-approval requirement described in the Audit Committee charter and as otherwise required by law. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures set forth in the Audit Committee charter as described above. All of the services of KPMG for fiscal years 2023 and 2022 described above were pre-approved by the Audit Committee.

Report of the Audit Committee

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent accountants; (v) the performance of our independent accountants; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent accountants. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. KPMG LLP (“KPMG”), our independent registered public accounting firm for the year ended August 31, 2023, was responsible for performing an independent audit of our financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2023, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2023.

The Audit Committee has also reviewed and discussed with KPMG the audited financial statements in the Form 10-K. In addition, the Audit Committee discussed with KPMG those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, KPMG provided to the Audit Committee the written disclosures required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Shintaro Asako

Kim Ellis

Seitaro Ishii

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 and SEC rules require our directors, executive officers and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on our review of the reports filed during fiscal year 2023, and on written representations from such reporting persons, we determined that no director, executive officer or beneficial owner of more than 10% of any class of our common stock failed to file any report as required under Section 16(a) on a timely basis during fiscal year 2023.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2025 annual meeting of stockholders and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters, no later than August 14, 2024, and must comply with Rule 14a-8 under the Exchange Act.

Any stockholder who intends to present a proposal at the 2025 annual meeting of stockholders other than for inclusion in the Company’s proxy statement and form of proxy must comply with the advance notice provisions in the Company’s Bylaws. These provisions require a stockholder to provide certain information required by the Company’s Bylaws with respect to each proposal, including (a) a description of the business to be brought before the meeting and the text of the proposal, (b) the stockholder’s reasons for conducting the business at the meeting, (c) biographical and share ownership information of the stockholder (and certain affiliates), and (d) descriptions of any material interests of the stockholder (and certain affiliates) in the proposed business and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the proposed business. Any stockholder who intends to present a nomination of a person for election to the Board of Directors at the 2024 annual meeting must comply with the advance notice provisions in the Company’s Bylaws. These provisions require a stockholder to provide certain information required by the Company’s Bylaws with respect to each nomination, including (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (b) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (c) such other information as the Company may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

In addition, these provisions require that such stockholder deliver the nomination or proposal (other than a stockholder proposal submitted pursuant to SEC Rule 14a-8) to the Company at our headquarters, not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting subject to certain exceptions provided in the Bylaws. Based on the current date of the 2024 Annual Meeting, a proposal or nomination for the 2025 annual meeting of stockholders must be delivered no earlier than September 27, 2024 or later than October 27, 2024 to be timely subject to certain exceptions provided in the Bylaws. The Company reserves the right to exercise discretionary voting authority on a proposal or nomination to be brought before the 2025 annual meeting of stockholders if the Company is not notified by the advance notice deadlines set forth above of the proposal or nomination.

In addition to complying with the procedures described above, stockholders who intend to solicit proxies in support of a director candidate other than the Company’s nominees for consideration by the shareholders at the Company’s 2025 annual meeting of stockholders must also comply with the SEC’s “universal proxy card” rules under Rule 14a-19 of the Exchange Act (“Rule 14a-19”). Rule 14a-19 requires proponents to provide a notice to the Corporate Secretary of the Company, no later than November 26, 2024, setting forth all of the information and disclosures required by Rule 14a-19. If the 2025 annual meeting of stockholders is set for a date that is not within 30 calendar days of the anniversary of the date of the 2024 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 annual meeting of stockholders or by the close of business on the tenth calendar day following the day on which a public announcement of the date of the 2025 annual meeting of stockholders is first made.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDERS MEETINGS

The Company invites its Board members to attend its annual stockholders meetings and requires that they make every effort to attend these meetings absent an unavoidable and irreconcilable conflict. All board members attended the 2023 Annual Meeting of Stockholders.

STOCKHOLDER COMMUNICATIONS

Any security holder of the Company wishing to communicate with the Board may write to the Board at Kura Sushi USA, Inc. at 17461 Derian Avenue, Suite 200, Irvine, California 92614, or by email at investor@kurausa.com. The Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, to the knowledge of the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. We make available free of charge on or through our Internet website, www.kurasushi.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2023 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT 17461 DERIAN AVENUE, SUITE 200, IRVINE, CALIFORNIA 92614, OR BY EMAIL AT INVESTOR@KURAUSA.COM.

KURA SUSHI USA, INC 17461 DERIAN AVE, SUITE 200 IRVINE, CA 92614 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the lnternet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 24, 2024 for shares held directly and by 11:59 p.m. Eastern Time on January 22, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE -1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 24, 2024 for shares held directly and by 11:59 p.m. Eastern Time on January 22, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Shintaro Asako 1b. Kim Ellis 1c. Seitaro Ishii 1d. Carin L. Stutz 1e. Hajime Uba The Board of Directors recommends you vote FOR the following proposal: 2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending on August 31, 2024. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000622583_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com KURA SUSHI USA, INC Annual Meeting of Stockholders January 25, 2024 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Hajime Uba and Brent Takao, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of KURA SUSHI USA, INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 17461 Derian Avenue, Suite 200, Irvine, CA 92614 at 10:00 AM Pacific Time, on January 25, 2024 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000622583_2 R1.0.0.6